EXHIBIT 5.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made this 11th day of April, 2014, by and between Wellness Center USA Inc., a Nevada company (the “Contractor”), and Scot Johnson, a Florida resident (the “Contractee”).

RECITALS:

WHEREAS, the Contractor is in the business (the “Business”) of deploying healthcare and technology solutions to the market;

WHEREAS, the Contractee is engaged by the Contractor as an independent consultant to provide consulting services to the Contractor; and

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the parties as follows:

1.

Recitals.  The recital clauses set forth hereinabove are true and correct and are incorporated herein by this reference.

2.

Specific Purpose.  The Contractee will observe the Confidential Information, Section 3 only on previously agreed upon projects, as stated in writing in “Appendix A Specific Purpose” and signed by both parties.  No information will be given to the Contractee by the Contractor relating to any other than a mutually agreed upon Specific Purpose.  Appendix A can be modified and updated as needed by mutual agreement and signature from time to time, and can be signed in counterparts and attached to this Agreement.

3.

Confidential Information.  For purposes of this Agreement, the term “Confidential Information” shall mean information for agreed upon Specific Purposes, which information is not generally known to the public, including but not limited to:

(a)

proprietary files and records;

(b)

processes, techniques, services and intellectual property (including but not limited to programs, plans, concepts, software, source codes, ideas, advertising and promotional materials, copy, logos, techniques and organization), regardless of whether patentable or copyrightable, which becomes incorporated into the product of the agreed upon Specific Purpose.

4.

Limitations on Use and Disclosure of Confidential Information.  The Contractee hereby covenants and agrees that, during the Contractee’s engagement with the Contractor and for two (2) years following the termination of the Contractee’s engagement, whether the termination shall be voluntary or involuntary, with or without cause, or solely due to the expiration of any agreed term of engagement, the Contractee shall not, directly or indirectly, disclose, disseminate, publish or permit the disclosure, dissemination or publication of any Confidential Information, to or for any other person, group, firm, Contractor, association or other entity for any purposes whatsoever without the prior written consent of the Contractor.

5.

Return of Confidential Information.  The Contractee hereby agrees that, upon termination of the Contractee’s engagement with the Contractor, the Contractee shall return to the Contractor all items which belong to the Contractor, including but not limited to all memoranda, notes, records, tape recordings, manuals, drawings, software and any other documents, information or materials in written, machine readable or other tangible form which contain or relate to Confidential Information, including any and all copies thereof.

6.

Compensation Rate.  The Contractee shall submit proposals for work for agreed upon Specific Purposes, and shall not engage in labor prior to written approval of the estimation of labor provided to Contractor by Contractee.  The Contractee shall be paid by the Contractor at a rate of $250.00 per hour.

7.

No Employment Contract and Engagement at Will.  The parties hereto hereby acknowledge and agree that this Agreement is entered into in consideration of the Contractor’s willingness to engage and/or to continue to engage the Contractee as an independent Contractee of the Contractor.  This Agreement shall in no way be deemed or construed to be a contract or agreement of employment.  The Contractor is in no way obligated to utilize the services of the Contractee.  The Contractee is in no way obligated to provide services to the Contractor.

8.

Venue; Court Proceedings, Governing Law.  The Contractee and the Contractor hereby agree that the venue of any action, proceeding, counterclaim, cross-claim, or other litigation relating to, involving or resulting from the enforcement of the covenants contained herein shall be in Hillsborough County, Florida. This Agreement shall be construed and regulated under and by the laws of the State of Florida.

9.

Acknowledgement.  The Contractee hereby acknowledges that when and in the event the independent Contractee relationship between the Contractee and the Contractor is terminated, the Contractee will be able to earn a living without violating the restrictions contained in this Agreement and that the Contractee’s recognition and representation of this fact is a material condition to the Contractee’s engagement with the Contractor.

10.

Survival of Covenants.  Except as otherwise provided herein, all restrictive covenants contained in this Agreement shall survive the termination of this Agreement and the termination or expiration of any independent Contractee relationship between the Contractee and the Contractor for a period of one (1) year following termination of this Agreement.

11.

Entire Agreement; Modification; Headings.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes and replaces any prior verbal or written agreements between the parties relating to the subject matter hereof.  This Agreement includes only engagement for Specific Purposes which are above and beyond the Retainer described in the Separation Agreement between the Contractor and the Contractee dated April 11th 2014.

12.

Termination:  This Agreement may be terminated at any time without cause by either Contractor or Contractee, as provided in writing (email is acceptable).

13.

No Warranty, Disclaimer of Liability and Indemnity.  Contractee makes no warranties, express or implied, concerning any and all work, products, software, and/or services specified in any Appendix A and provided or performed (the “Work Product”) by Contractee or anyone acting on Contractee’s behalf, including but not limited to its affiliates, successors, predecessors, subsidiaries, related entities, agents, licensors, suppliers, vendors, owners, stockholders, managers, directors, officers, employees, representatives, independent contractors, and/or sub-contractors (the “Contractee & Affiliates”) and any and all Work Product is provided on an “as is” basis only.  The Contractee & Affiliates expressly disclaim any obligations, representations, and any and all warranties, express or implied, including but not limited to warranties of fitness for a particular purpose and warranties of merchantability.  In no event will Contractee & Affiliates be liable or responsible for errors, omissions, negligence, strict liability, or for direct, indirect, special, punitive, compensatory, incidental, or consequential damages, including, without limitation, damages for loss of business, loss of goodwill, loss of profits, loss of revenues, business interruption, loss of business information or other pecuniary or special loss or damages, arising directly or indirectly from the use of (or failure to use) or the reliance on the Work Product, even if Contractee & Affiliates or Contractor has been advised, is aware of and/or knows of the possibility that such damages could or may result or arise, whether or not based upon strict liability, negligence, express or implied warranty, contract, tort, misrepresentation, statute, or otherwise or whether based on any other theory of liability or recovery, whether or not injury was sustained by persons or propter or otherwise.  Contractee is not a licensed professional engineer or licensed healthcare professional, and does not employ either of the same, and the Contractor agrees that any requirement for such is the sole responsibility of the Contractor.  Contractee & Affiliates do not guarantee the accuracy, use, fitness, content, and/or timeliness of the Work Product.  In no event will any total aggregate liability of Contractee & Associates (and/or any third part) arising out of any kind of legal claim (whether in contract, negligence, statute, errors, omissions, tort, or otherwise) in any way connected with the Work Product or breach of this agreement exceed the amount, if any, paid by Contractor to Contractee in respect of the particular Work Product under the agreed upon Specific Purpose to which the claim relates.  Upon Contractee’s request, Contractor agrees to defend, indemnify and hold harmless Contractee & Affiliates from any liabilities, costs, claims and expenses, including reasonable legal fees, expenses and costs, related to Contractor’s use, sale or lease of any Work Product or related in any way to any act, omission, negligence, inaction or fault of Contractee & Affiliates, provided that in no event will any total aggregate liability of Contractor, arising out of any kind of legal claim, defense, indemnification or holdharmless (whether in contract, negligence, statute, errors, omissions, tort, or otherwise)  in any way connected with the Work Product or breach of this agreement exceed two times the amount, if any, paid by Contractor to Contractee in respect of the particular Work Product under the agreed upon Specific Purpose to which the claim relates. This Warranty, Disclaimer and Indemnity provisions will continue to remain in full force and effect after the termination of this Agreement and/or after Contractee & Affiliates complete the Work Product for Contractor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the date first set forth above.

CONTRACTOR:

Wellness Center USA, Inc.

By: Andrew Kandalepas

CEO, WCUI

Signature:

/s/ Andrew Kandalepas

Dated:

4/11/2014

CONTRACTEE:

Scot Johnson

a Florida Resident

Signature:

/s/ Scot Johnson

Dated

4/11/2014

APPENDIX A:  SPECIFIC PURPOSE

(0) Project #:

(1) Project Name:

(2) Project Description / Limitations:

Signed and Dated:

Scot Johnson	Dated

Andrew Kandalepas, CEO, WCUI	Dated